Exhibit 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our reports dated November 18, 2003, except for Note 19, as to which the date is December 10, 2003, and Note 17, as to which the date is May 21, 2004 relating to the financial statements and financial statement schedule of Portola Packaging, Inc, which appear in such Registration Statement. We also consent to the references to us under the headings “Experts” and “Selected Consolidated Financial Data” in such Registration Statement.

PricewaterhouseCoopers LLP
Pittsburgh, PA
June 25, 2004